Exhibit 21.1
Significant Subsidiaries of the Registrant

The following are significant subsidiaries of Buffalo Wild Wings, Inc. as of December 25, 2016 and the states or jurisdictions in which they are organized. Unless otherwise indicated, Buffalo Wild Wings, Inc. owns, directly or indirectly, at least 99% of the voting stock of each identified subsidiary. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934.

State or Jurisdiction of Entity
Name
Buffalo Wild Wings International, Inc.	Ohio
Blazin Wings, Inc.	Minnesota
Real Wing, Inc.	Kansas
BWW Jersey Wings, Inc.	New Jersey
BWLD Global I, Inc.	Minnesota
BWLD Global II, Inc.	Minnesota
BWLD Canada, LP	Canada
Buffalo Wild Wings Global Franchising B.V.	Netherlands
Pie Wild, Inc.	Minnesota
Taco Wild, Inc.	Minnesota
Rusty Taco, Inc.*	Minnesota
*Buffalo Wild Wings, Inc. maintains an 80% ownership in Rusty Taco, Inc.